Exhibit 10.5

Texas Petrochemicals Inc.

2009 Long-Term Incentive Plan

Stock Appreciation Rights Agreement

This Stock Appreciation Rights Agreement (this “Agreement”), effective as of [                    ] (the “Grant Date”), between TPC Group Inc. (formerly Texas Petrochemicals Inc.) (the “Company”) and                      (the “Grantee”).

1.	Grant of Stock Appreciation Rights

The Company hereby grants to the Grantee an award of                      stock appreciation rights (“Stock Appreciation Rights” or “SARs”), each SAR representing a right to receive a payment, in Common Stock, equal to the excess of the Fair Market Value of one share of Common Stock of the Company on the date the right is exercised over the Grant Price specified in Section 2 below.

2.	Grant Price

The Grant Price per SAR shall be $                    .

3.	Relationship to the Plan

This Agreement is subject to the terms and conditions set forth in the Plan and any rules and regulations adopted by the Committee from time to time. Any terms used in this Agreement and not defined herein have the meanings set forth in the Plan. In the event of an inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control.

4.	Vesting

Unless vested on an earlier date as provided in Section 5 hereof, the SARs will vest as provided on Schedule I hereto, provided that the Grantee has been continuously employed by the Company from the Grant Date through such vesting date.

5.	Exercise and Settlement of SAR

This SAR may be exercised by written notice to the Company at the address specified in Section 12 hereof; provided, however, the SAR may be exercised only prior to its expiration date. This SAR shall not be exercisable in any event after the expiration of five (5) years from the Grant Date hereof. Notwithstanding the vesting date specified in Section 4, upon the occurrence of the following events, the SARs shall be treated as provided below:

(a)	If the Grantee’s employment is terminated prior to the date all of the SARs vest pursuant to Section 4, such unvested SARs shall be forfeited immediately except as provided in this Section 5.

(b)

In the event of the Grantee’s death or Disability while employed by the Company prior to the date all of the SARs vest pursuant to Section 4, all of such unvested SARs shall be immediately vested, and the Grantee (or the Grantee’s beneficiary in the case of death) may exercise such vested SARs at any time during the period of one (1) year following the date of the Grantee’s death or Disability, as applicable. For purposes of this Agreement, “Disability” shall mean the Grantee becoming disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), or as otherwise determined by the Committee in its discretion. The Committee may require such proof of Disability as the Committee in its sole and absolute discretion deems appropriate and the Committee’s determination as to whether the Grantee is Disabled shall be final and binding.

(c)	Notwithstanding the provisions of Section 4 hereof, in the event of a Change in Control, to the extent the successor company does not assume or substitute for the SARs on substantially the same terms and conditions, all of such SARs shall be immediately vested in full, provided the Grantee is employed by the Company on the date of the occurrence of a Change in Control. In the event of a Change in Control, to the extent the successor company does assume or substitute for the SARs on substantially the same terms and conditions and within 24 months thereafter the Grantee’s employment is terminated by the Company without Cause or by the Grantee for Good Reason, all of such SARs shall be immediately vested, and the Grantee may exercise such vested SARs at any time during the period beginning on the date of the Grantee’s termination of employment and ending on the first to occur of (i) the date that is one (1) year after the date of the Grantee’s termination of employment or (ii) the date that is the fifth (5th) anniversary of the Grant Date.

(d)	If the Grantee’s employment with the Company is terminated by the Company with Cause, the SARs shall expire on the date of the Grantee’s termination of employment.

(e)	If the Grantee’s employment with the Company is terminated after any of the SARs have vested for any reason other than by the Company with Cause, to the extent not previously exercised, the Grantee may exercise the vested SARs at any time during the period beginning on the date of the Grantee’s termination of employment and ending on the first to occur of (i) the date that is one (1) year after the date of the Grantee’s termination of employment or (ii) the date that is the fifth (5th) anniversary of the Grant Date.

(f)	For purposes of this Section 5, “Cause” shall mean (i) the conviction of the Grantee of, or plea of nolo contendere by the Grantee to, a felony or misdemeanor involving moral turpitude; (ii) the indictment of the Grantee for a felony or misdemeanor involving moral turpitude under the federal securities laws; (iii) the willful misconduct or gross negligence by the Grantee resulting in material harm to the Company; (iv) the willful breach by the Grantee of the Grantee’s duties or responsibilities; or (v) fraud, embezzlement, theft or dishonesty by the Grantee against the Company or any Subsidiary, or willful violation by the Grantee of a policy or procedure of the Company, resulting in any case in material harm to the Company.

(g)

For purposes of this Section 5, “Good Reason” shall mean (i) a material adverse change in the scope of the Grantee’s responsibilities or authority, excluding (A) any such change in connection with the Grantee’s death or Disability or (B) any such change due solely as a result of the Company’s common stock no longer being publicly traded on a national securities exchange; (ii) a reduction in the Grantee’s annual base salary and annual target bonus opportunity (other than (A) a reduction in bonus compensation due to targets not being achieved or (B) an across-the-board reduction generally applicable to similarly situated employees or (C) changes to the bonus structure designed to integrate the Company’s personnel with other personnel of a surviving or successor corporation); (iii) a reduction in the aggregate in the Grantee’s eligibility for participation in the Company’s benefit plans but excluding such Company-wide reductions to any such plans that are effective for all similarly situated employees; or (iv) any requirement of the Company that Grantee be based anywhere more than fifty (50) miles from Grantee’s primary office location at the time of the Change in Control. The Grantee shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iv) above within 90 days following Grantee’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Grantee must terminate employment, if at all, within 90 days following the Cure Period in order for such termination of employment to constitute a termination of employment for Good Reason for purposes of this Agreement.

Upon exercise of SARs, the product of the number of the shares of Common Stock as to which the SARs are exercised multiplied by the excess of the Fair Market Value (determined in accordance with the terms of the Plan) over the Grant Price shall become payable to the Grantee in shares of Common Stock. Such Common Stock issuance shall be made as soon as practicable after the date of exercise, but no later than 45 days thereafter.

6.	Non-transferability

The SARs may not be sold, transferred, assigned, pledged, exchanged, hypothecated, encumbered or otherwise disposed of. Upon the occurrence of an event set forth in Section 15(b) of the Plan, the number of SARs and the Grant Price shall, as determined by the Committee, be equitably and appropriately adjusted as provided in that Section.

7.	No shareholder Rights

The Grantee shall not have any rights of a shareholder of the Company with respect to the SARs, including voting and the right to receive dividends.

8.	Tax Withholding

At the time of exercise of SARs, the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the exercise of such SARs shall be remitted to the Company or provisions to pay such withholding requirements shall have been made to the satisfaction of the Committee prior to the delivery of shares. At the discretion of the Company, the applicable taxes may be withheld in kind from the shares of Common Stock otherwise deliverable to the Grantee on the payment of the exercised SARs. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Agreement.

9.	Beneficiary

The Grantee may designate a beneficiary to exercise any SARs that are vested and exercisable as of the Grantee’s death, and may change the beneficiary designation from time to time. Beneficiary designations must be duly executed using the proper form designated by the Committee and timely filed with the Company’s General Counsel. If the Grantee fails to designate a beneficiary, the executor or administrator of the Grantee’s estate may exercise any SARs that are vested and exercisable as of the Grantee’s death.

10.	Clawback

If the Company’s consolidated financial statements for any of the years during which the SARs are unvested are required to be restated and the Committee determines that any fraud, negligence or intentional misconduct by the Grantee was a significant contributing factor to such restatement, then the Committee may take such action as it deems necessary to remedy the misconduct, which remedies may include the cancellation of SARs and repayment (in cash or by transfer of Common Stock) of any Common Stock previously delivered in settlement of the SARs, without regard to any income taxes payable by the Grantee with respect to the settlement of the SARs. The Committee shall have absolute discretion to make determinations under this Section, and its determination shall be final, conclusive and binding.

11.	Code Section 409A Compliance

It is intended that this award of SARs be exempt from the requirements of Section 409A of the Code as a stock right that does not provide for the deferral of compensation pursuant to Treasury Regulation § 1.409A-1(b)(5)(i)(B).

12.	Notices

All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by mailing by registered or certified mail, postage prepaid, to the other party. Notice by mail shall be deemed delivered at the time and on the date the same is postmarked.

Notices to the Company should be addressed to:

TPC Group Inc.

5151 San Felipe, Suite 800

Houston, Texas 77056

Attention: General Counsel

Notices to the Grantee should be addressed to the Grantee at the Grantee’s address as it appears on the Company’s records. The Company or the Grantee may by writing to the other party, designate a different address for notices.

If the receiving party consents in advance, notices may be transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties. Such notices shall be deemed delivered when received.

13.	Headings

The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.	Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Grantee and the successors and assigns of the Company.

15.	Governing Law

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Texas, other than its conflict of laws principles.

16.	Agreement Not a Contract

This Agreement (and the grant of SARs) is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the Grantee’s part to continue as an employee, or of the Company to continue the Grantee’s service as an employee.

17.	Entire Agreement; Modification

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and may not be modified except as provided in the Plan or in a written document executed by both parties.

IN WITNESS WHEREOF, this Agreement has been executed by the Company and the Grantee, effective as of the date on the first page of this Agreement.

TPC GROUP INC.

By:		By:
	Grantee	Title:

Date

SCHEDULE I

Vesting Schedule

Vesting Date	Percentage of SARs Becoming Vested